News Release                                          San Joaquin Resources Inc
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                  SAN JOAQUIN TO ACQUIRE PANNONIAN ENERGY INC.
               AND ANNOUNCES AGREEMENT FOR $7.2 MILLION FINANCING



DENVER, COLORADO - FEBRUARY 2, 2001 - SAN JOAQUIN RESOURCES INC., (OTC BB: SJQR) announces today that it has signed a definitive agreement to acquire Denver-based, Pannonian Energy Inc., a privately held natural gas company.

Pannonian has an interest in over 30,000 acres in the Uinta Basin located in Utah. Through a joint venture with Phillips Petroleum Company, Pannonian will retain 20% of its interests in the earning wells being drilled and completed by Phillips on Pannonian's lands. The agreement allows Pannonian to participate with Phillips for its retained interests in all future Mesaverde Formation development. Pannonian also has up to 100% interest in 200 additional Mesaverde Formation locations and 75% to 100% interest in 130 shallower Wasatch Formation development locations. Each well in the Wasatch and Mesaverde Formations has potential recoverable natural gas reserves of one to two billion cubic feet
(Bcf) and two to four Bcf, respectively.

In connection with the acquisition of Pannonian, San Joaquin will issue up to 14,000,000 new shares of common stock to the approximately 35 shareholders of Pannonian. In addition, San Joaquin will change its name to Gasco Energy, Inc., which is expected to take effect following the closing of the Pannonian acquisition.

As part of the process of the acquisition of Pannonian, which is subject to approval by Pannonian's shareholders, San Joaquin will appoint a new management team, consisting of highly qualified individuals from Pannonian with significant industry experience and a proven track record in oil and gas exploration and development. Marc Bruner will act as a new director and as chairman of the board effective immediately. Mr. Bruner was the founding chairman of the board of Ultra Petroleum, a TSE & AMEX listed natural gas company with a current market capitalization of $198,000,000. Mark A. Erickson will act as president and a director. Mr. Erickson was an officer and founding director of Pennaco Energy, Inc. that has recently received an acquisition offer exceeding $500 million by Marathon Oil. Mr. Erickson is a registered petroleum engineer with 17 years of diversified experience in business development, finance, strategic planning, marketing, project management and petroleum engineering. Carl Stadelhofer, a partner with the firm Rinderkneckt, Glaus & Stadelhofer, from Zurich, Switzerland, will act as a new director. J. Timothy Bowes will continue to act as a director.

In addition, the company announces that it has agreed with Wet Coast Capital to assist with a new private placement of $7.2 million under Regulation S of the Securities Act of 1933. In this connection, San Joaquin has agreed to issue up to 2.4 million shares of its common stock at $3.00 per share.

The company also has entered into a consulting agreement with Wet Coast Management Corp. to provide investor relations and financial services.


For more information please contact John Foulkes or Michael Kowalewich toll free at 800-645-9254


CERTAIN STATEMENTS CONTAINED HEREIN ARE "FORWARD-LOOKING" STATEMENTS (AS SUCH TERM IS DEFINED IN THE PRIVATE SECURITIES REFORM ACT OF 1995). BECAUSE SUCH STATEMENTS INCLUDE RISKS AND UNCERTAINTIES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS.


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